EXHIBIT 5.2
                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE

                                                               January 25, 2000
                                 AMTRAN, INC.
                                 $75,000,000
                    10-1/2% SENIOR EXCHANGE NOTES DUE 2004

Ladies and Gentlemen:

          We have acted as counsel for Amtran, Inc., an Indiana corporation (the "Company"), in connection with the registration under the Securities Act of, of 1933, as amended (the "Securities Act"), of $75,000,000 aggregate principal amount of the Company's 10-1/2% Senior Exchange Notes due 2004 (the "Exchange Notes"), to be issued under an Indenture dated as July 24, 1997 as supplemented by the First Supplemental Indenture, dated December 21, 1999 (the "Indenture"), among the Company, as issuer, American Trans Air, Inc., Ambassadair Travel Club, Inc., ATA Leisure Corp. (formerly ATA Vacations, Inc.), Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air Execujet, Inc., Amber Air Freight Corporation, and Chicago Express Airlines, Inc., as guarantors (the "Guarantors"), and First Security Bank, N.A., as trustee (the "Trustee"), in exchange for $75,000,000 aggregate principal amount of 10-1/2% Senior Notes due 2004 (the "Outstanding Notes"), pursuant to an exchange offer (the "Exchange Offer"). The Outstanding Notes were originally issued in a transaction exempt from the registration requirements of the Securities Act.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture.

          Based on the foregoing, we are of opinion as follows:

          1. Assuming that the Indenture has been duly authorized, executed and delivered by each of the Company, the Guarantors and the Trustee, the Indenture constitutes a


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legal, valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2. Assuming that the Exchange Notes have been duly authorized by the Company, the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Outstanding Notes pursuant to the Exchange Offer, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law); in expressing the opinion set forth in this paragraph 2, we have assumed, that the form of the Notes will conform to those included in the Indenture.

          3. Assuming that the Guarantees (as defined in the Indenture) have been duly authorized by the Guarantors, and assuming the due execution and delivery of the Indenture in accordance with its terms by the Guarantors and the Company, the Guarantees will be legal, valid and binding obligations of each of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of the State of Indiana.


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          We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. We also consent to the use of our name under the caption "Legal Opinions" in the Prospectus contained in the Registration Statement.

                                        Very truly yours,


                                        /s/ Cravath, Swaine & Moore
                                        ---------------------------
                                        Cravath, Swaine & Moore

Amtran, Inc.
   7337 West Washington Street
      Indianapolis, IN 46231